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                                                                      EXHIBIT 99

Contact: 610-337-1000                            For Release:  March 12, 2004
Robert Krick, ext. 3141                                        Immediate
Brenda Blake, ext. 3202

UGI CORPORATION ANNOUNCES INCREASE IN EARNINGS GUIDANCE FOR 2004;
REITERATES ACCRETION TO 2005 EARNINGS FROM AGZ HOLDING ACQUISITION

VALLEY FORGE, PA--(BUSINESS WIRE)--March 12, 2004--UGI Corporation (NYSE:UGI) today announced that it has increased its earnings guidance for the fiscal year ending September 30, 2004 to a range of $2.10 to $2.20 per diluted share, a $0.10 to $0.20 increase over previous guidance of January 2004. The guidance is based on the completion of the anticipated purchase of AGZ Holding, the parent company of Antargaz, on April 1. The range includes the dilutive effect of 7.5 million additional shares outstanding related to the purchase of AGZ Holding and the estimated seasonal net loss from AGZ Holding for the spring and summer months of April through September. The dilutive effect and the seasonal net loss are estimated to be $0.25 per diluted share. The range also includes an $0.11 net loss per diluted share on certain previously disclosed forward purchase contracts to fix the dollar value of a portion of the euro-based purchase price for AGZ Holding, based on a value of the dollar/euro exchange rate on March 10 of $1.22 per euro. In January 2004, UGI provided earnings guidance of $2.10 per diluted share for the same period, including the effect of the AGZ Holding acquisition, but excluding the anticipated net loss from the forward currency transactions.

Forward purchase contracts to fix the dollar value of a portion of the euro-based purchase price for AGZ Holding are not subject to hedge accounting treatment and any one-time gain or loss on such contracts will be reflected in the results for the quarter ending March 31, 2004. Estimated earnings assume
48.2 million average shares outstanding for the fiscal year. As previously reported, under normal operating conditions, the transaction is expected to be accretive to earnings by approximately $0.20 per diluted share in fiscal year 2005.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, domestic and international economic and political conditions, currency exchange rates and the timing of the completion of our proposed acquisition of the remaining interests in Antargaz. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today. You should read UGI's Annual Report for a more extensive list of factors that could affect results.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.


C-04                                   ***                              03-12-04